Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

ComEd Media Relations

(312) 394-3500

ComEd, Other Stakeholders Developing Proposal to Modernize Illinois’ Electric Grid

Major utility infrastructure investment is essential for economic development, competitiveness and job growth

SPRINGFIELD, ILL. (January 14, 2011) ComEd today announced it is working with state policymakers, other Illinois utilities and interested stakeholders on a policy-based approach to modernizing Illinois’ electric grid. As the digital age transforms the modern economy, the electric grid becomes all the more critical to economic strength. Immediate and sustainable planned investment in the grid is needed to keep Illinois competitive with other states.

The policy-based approach includes infrastructure investment programs, regulatory reform to support the investments, and measurable customer reliability benefits. If agreed upon by key stakeholders and approved by the General Assembly, this proposal would create the grid of the future, spur economic development, create thousands of new jobs, attract and retain Illinois-based businesses, and jumpstart Illinois’ sluggish economy.

“Sweeping advancements in the way electricity is delivered and used are occurring across the country and it’s critical to Illinois’ economic competitiveness that we have an electric system to support the emerging economy,” said Anne Pramaggiore, president and chief operating officer, ComEd. “System modernization will facilitate the growth and expansion of existing businesses within Illinois, attract new and out-of-state businesses and provide customers more control over their electric bills.”

“This is the right time to decide the right way to modernize a major part of Illinois’ infrastructure,” said Kevin A. McCarthy, Illinois State Rep., 37th District. “Similar to how we facilitated the rapid technology boom in the telecom industry and brought countless advantages to customers, we can manage infrastructure investment and keep necessary consumer protections in place while unleashing the full resources needed to make Illinois an economic hub. This would be a win for everyone, and it is the kind of innovative public policy action our state needs right now.”

“ComEd’s proposal to ensure long-term investment in the electric grid would provide thousands of labor jobs for our members in communities throughout northern Illinois, said Dean Apple, president, I.B.E.W., Local 15. “Many parts of the grid are aging and in need of replacement to ensure system reliability. This plan would include much-needed programmatic upgrade work and minimize the need for emergent repair work.”

The proposal would require legislative action to establish an investment plan, a new process for setting electric rates and measurable customer benefits. The new regulatory process will more

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2/ComEd, Other Stakeholders Developing Proposal to Modernize Illinois’ Electric Grid

efficiently provide for significant infrastructure investment and modernization by Illinois utilities. A formula rate, like that used by the Federal Energy Regulatory Commission (FERC) for transmission, would make cost recovery more timely and predictable without reducing state regulatory oversight. Under the formula rate process, a utility would file annual rate adjustments to reflect changes in capital investment and operating expenses in a manner consistent with the established standards. A comprehensive annual audit, conducted by the Illinois Commerce Commission, would ensure that Illinois utilities are not over or under collecting so rates are more closely aligned with costs.

The current process for determining rates is unpredictable and inadequate to support the long-term and programmatic investments needed for a modern and reliable electric infrastructure in Illinois, ComEd said. States across the country are recognizing that their old regulatory models are not able to facilitate today’s investment needs and are looking for ways to adjust their processes to attract capital and invest the funds essential for modernization.

“Uncertain reimbursement for costs is eroding utilities’ ability to fund long-term projects,” said Pramaggiore. “The policy proposal we are discussing with policymakers and stakeholders would enable us to invest in technology solutions that avoid outages, while keeping customers’ rates comparable to other major metropolitan utilities.”

Today’s economy requires 24-hour nonstop communications and vast transfers of electronic data—all dependent on a reliable grid. In 2000, the one-hour outage that hit the Chicago Board of Trade resulted in $20 trillion in trades delayed. Now more than ever, uninterrupted electricity supply is a paramount concern for all businesses. Companies like Groupon, Amazon and eBay all are dependent on a well-functioning grid. According to the U.S. Census Bureau of the Department of Commerce, e-commerce transactions in 3Q 2010 increased at a rate of 14 percent to approximately $39 billion compared to same quarter 2009.

“Businesses’ reliance on digital technologies cannot be underestimated,” said Doug Whitley, president, Illinois Chamber of Commerce. “A state that can provide more reliable power at a reasonable cost has an obvious advantage when competing to bring in new businesses. It is always appropriate for every business to attempt to incorporate modern, efficient technologies and systems in order to meet the needs and expectations of their customers. When technologies improve, winning companies move rapidly to adapt.”

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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers. ComEd provides service to approximately 3.8 million customers across northern Illinois, or 70 percent of the state’s population.